PROMISSORY NOTE

$250,000	April 30_, 2010

FOR VALUE RECEIVED, BIOANALYTICAL SYSTEMS, INC., an Indiana corporation (“BASi”), promises to pay to the order of ALGORITHME PHARMA HOLDINGS INC., a Canadian corporation (together with any other person or persons who may from time to time hold this Promissory Note (as amended, this “Note”), collectively, “Algorithme”), the principal sum of Two Hundred Fifty Thousand Dollars ($250,000) (the “Principal Sum”), together with interest thereon at a fixed rate equal to zero percent (0%) per annum from the date of this Note until the Principal Sum is paid in full, as follows:

(a)         BASi shall pay to Algorithme installment payments of the Principal Sum of Ten Thousand Dollars ($10,000) each, commencing on June 1, 2010 and continuing on the first day of each month thereafter to maturity; and

(b)         unless sooner paid, the unpaid Principal Sum, together with interest accrued and unpaid thereon, shall be due and payable in full on May 1, 2012.

Notwithstanding the foregoing, upon the occurrence of an Event of Default (as hereinafter defined), the unpaid Principal Sum shall bear interest thereafter eighteen percent (18%) per annum, which shall be due and payable on demand if such Event of Default has not been cured within thirty (30) days of such Event of Default.

BASi may prepay the Principal Sum in whole or in part at any time without premium or penalty, provided that, on the same date as such prepayment of the Principal Sum, BASi shall also pay any accrued and unpaid interest on the Principal Sum being prepaid.
All payments made on account of this Note shall be applied first to any unpaid collection and enforcement costs, next to any fees and charges owing hereunder, next to accrued and unpaid interest and then to the unpaid Principal Sum in the inverse order of maturity.  All payments on account of this Note shall be paid in lawful money of the United States of America during regular business hours of Algorithme at its office at 575 Armand-Frappier Boulevard, Laval, Quebec H7V 4B3 or at such other times and places as Algorithme may at any time and from time to time designate in writing to BASi.  All references in this Note to “dollars” and “cents” and all other currency references shall mean and refer to lawful money of the United States.  Each determination by Algorithme of any interest, fees or interest rate hereunder shall be final, conclusive and binding for all purposes, absent manifest error.
If (a) BASi fails to pay to Algorithme when due any and all amounts payable by BASi to Algorithme under the terms of this Note and such failure continues for five (5) business days after receipt of written notice thereof from Algorithme to BASI, which notice shall be deemed effective only if delivered to Bioanalytical Systems, Inc., Purdue Research Park, 2701 Kent Avenue, West Lafayette, IN 47906, Attention:  Mike Cox or Highest Available Officer, (b) BASi liquidates, dissolves or terminates its existence, or (c) BASi is the subject of federal or state bankruptcy, insolvency, receivership or trustee proceedings (collectively, the “Events of Default” and each individually an “Event of Default”), at the option of Algorithme, all amounts payable by BASi to Algorithme under the terms of this Note shall immediately become due and payable by BASi to Algorithme without notice to or demand upon BASi or any other person, and Algorithme shall have all of the rights, powers, and remedies available under the terms of this Note and all applicable laws.
BASi promises to pay to Algorithme on demand by Algorithme all expenses, charges, costs and fees whatsoever (including, without limitation, reasonable attorney’s fees and expenses) of any nature whatsoever paid or incurred by or on behalf of Algorithme in connection with the collection or enforcement of this Note (all whether or not a suit or other proceeding is commenced).

BASi and Algorithme hereby waive trial by jury in any action or proceeding to which BASi and Algorithme may be parties, arising out of or in any way pertaining to this Note.  This waiver is knowingly, willingly and voluntarily made by BASi, and BASi hereby represents that no representations of fact or opinion have been made by any individual to induce this waiver of trial by jury or to in any way modify or nullify its effect.  BASi further represents that it has been represented in the signing of this Note and in the making of this waiver by independent legal counsel, selected of its own free will, and that it has had the opportunity to discuss this waiver with counsel.
If any provision of this Note shall be invalid or unenforceable for any reason, the same shall be ineffective, but the remainder of this Note shall not be affected thereby and shall remain in full force and effect.  Time is of the essence of each and every obligation of BASi hereunder.  Presentment and demand for payment, notice of dishonor, protest and notice of protest are hereby waived by BASi with respect to amounts owed by it under the provisions of this Note.  If the due date for any payment under this Note falls on a Saturday, Sunday or legal holiday, then such due date shall be extended to the next business day.  None of the terms or provisions of this Note may be waived, altered, modified or amended except by a writing signed by Algorithme and BASi.  The provisions of this shall be governed by Indiana law.  The covenants, terms and conditions hereof shall bind the heirs, successors and assigns of BASi and shall inure to the benefit of the successors and assigns of Algorithme.  BASi shall not have the right to assign or transfer its obligations under this Note.  BASi shall have no right of set off with respect to any payments under this Note.
IN WITNESS WHEREOF, BASi has executed this Note as of the date first written above.
WITNESS:	BASI:
BIOANALYTICAL SYSTEMS, INC.

/s/ Elizabeth Grabhorn	By:	/s/ Michael R. Cox	(SEAL)
Name: Michael R. Cox
Title: VP Finance and Administration